Exhibit 99.1

Mullen Submits Updated Plan to DOE for Grant Funding

Opportunity in US Battery Materials Processing,

Requesting $55M in Funding

●	On Dec. 17, 2024, Mullen Automotive submitted a modified plan to the DOE that incorporates its facilities in Mishawaka, Indiana, and Fullerton, California, for U.S.-based battery and pack production

●	Mullen is in position to transition to manufacturing and assembly of high-voltage and low-voltage battery systems in the United States

●	Mullen has made substantial investments and strategic decisions that underscore the Company’s commitment to advancing U.S. manufacturing

●	Mullen has invested $12 million to date to further battery and pack development and manufacturing, and will invest an additional $43 million in support of U.S. production

●	In total, Mullen is seeking $55 million in matching DOE funds to support the U.S. manufacturing capabilities and to expand production in response to global demand

●	Mullen investments include strategic acquisitions, including assets from Romeo Power and Nikola for battery pack production, and key infrastructure investments designed to increase speed to market

●	Mullen’s first production units are planned for delivery in late mid-2025 with two additional production lines scheduled to launch in each of the next two years

●	A key update in Mullen’s battery business strategy involves the relocation of high-volume production to Mishawaka, where the Company will build out the primary battery manufacturing lines. The Fullerton facility will be dedicated to research and development as well as low-volume, solid-state prototype production. Additionally, Mullen is considering adding a low-voltage line capable of producing 24-volt and 48-volt battery modules

●	Mullen is dedicating the Mishawaka facility as the base for multiple battery production lines. This location, which is the former GM Hummer and AM General manufacturing facility, will be revitalized to accommodate a capacity of 108,000 battery systems or 1 gigawatt-hour per year

●	Mullen’s recent developments will strengthen the Company’s position as an innovative leader in battery manufacturing and further the DOE’s goals of supporting clean energy and advanced manufacturing in the U.S.

BREA, Calif., Dec. 19, 2024 -- via IBN -- Mullen Automotive, Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an emerging electric vehicle (“EV”) manufacturer, today announces it has submitted an updated plan in response to the U.S. Department of Energy’s (“DOE”) Funding Opportunity for Battery Materials (DE-FOA-0003099).

Established on Nov. 13, 2023, via the current administration, the program announces up to $3.5 billion from the Bipartisan Infrastructure Law to boost domestic production of advanced batteries and battery materials nationwide. The program is designed to provide grants for battery materials processing to ensure that the United States has a viable battery materials processing industry.

“We are laser focused on bringing battery and pack production right here to the USA,” said David Michery, CEO and chairman of Mullen Automotive.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of commercial electric vehicles (“EVs”) with two United States-based vehicle plants located in Tunica, Mississippi, (120,000 square feet) and Mishawaka, Indiana (650,000 square feet). In August 2023, Mullen began commercial vehicle production in Tunica. In September 2023, Mullen received IRS approval for federal EV tax credits on its commercial vehicles with a Qualified Manufacturer designation that offers eligible customers up to $7,500 per vehicle. As of January 2024, both the Mullen ONE, a Class 1 EV cargo van, and Mullen THREE, a Class 3 EV cab chassis truck, are California Air Resource Board (“CARB”) and EPA certified and available for sale in the U.S. Recently, CARB issued HVIP approval on the Mullen THREE, Class 3 EV truck, providing up to $45,000 cash voucher at time of vehicle purchase. The Company has also recently expanded its commercial dealer network to seven dealers, which includes Papé Kenworth, Pritchard EV, National Auto Fleet Group, Ziegler Truck Group, Range Truck Group, Eco Auto, and Randy Marion Auto Group, providing sales and service coverage in key West Coast, Midwest, Pacific Northwest, New England and Mid-Atlantic markets.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include but are not limited to whether Mullen’s Concept Paper submission will be favorably viewed, whether the Company will be awarded the $55 million or any other DOE grant to support its battery manufacturing initiatives and whether the Company will achieve its estimated production volume, timing, cost saving or other battery pack production objectives. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications

IBN
Austin, Texas
www.InvestorBrandNetwork.com
512.354.7000 Office
Editor@InvestorBrandNetwork.com

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